UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Inland American Real Estate Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INLAND AMERICAN REAL ESTATE TRUST, INC.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Date:	December 15, 2014
Time:	1:00 p.m. central time
Place:	The Westin Lombard Yorktown Center 70 Yorktown Shopping Center Lombard, Illinois 60148

Inland American Real Estate Trust, Inc.

2809 Butterfield Road

Oak Brook, Illinois 60523

(855) 723-7813

Notice of Annual Meeting of Stockholders

to be held

December 15, 2014

Dear Stockholder:

Our annual stockholders’ meeting will be held on December 15, 2014, at 1:00 p.m. central time, at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, Illinois 60148. At our annual meeting, we will ask you to consider and vote upon:

1.	A proposal to elect seven directors.

2.	A proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	Any other business that may be properly presented at the annual meeting including any postponement or adjournment thereof.

If you were a stockholder of record at the close of business on October 10, 2014, your shares may be voted at the annual meeting including any postponements or adjournments of the meeting. If you plan on attending the annual meeting of stockholders in person, please contact Mr. Dan Lombardo, Investor Relations, at 630-570-0605 so that we can arrange for sufficient space to accommodate all attendees.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or authorize a proxy to vote your shares by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,

Scott W. Wilton
Executive Vice President, General Counsel and Secretary

October 16, 2014

i

ii

This proxy statement contains information related to the annual meeting of stockholders to be held December 15, 2014, beginning at 1:00 p.m., central time, at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, Illinois 60148, and at any postponements or adjournments thereof. This proxy statement, the proxy card and the voting instructions are being mailed to stockholders on or about October  16, 2014.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

The board of directors of Inland American Real Estate Trust, Inc. (referred to herein as the “Company,” “we,” “our” or “us”), a Maryland corporation, is soliciting your vote for the 2014 annual meeting of stockholders. At the meeting, you will be asked to consider and vote upon:

1.	A proposal to elect seven directors.

2.	A proposal to ratify the selection of KPMG LLP (sometimes referred to herein as “KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	Any other business that may be properly presented at the annual meeting including any postponement or adjournment thereof.

The board of directors recommends that you vote “FOR” each proposal. If you own shares of common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission, or “SEC.”

We welcome your attendance at the meeting. Please note that only stockholders of record as of October 10, 2014 (the record date) or the holders of their valid proxies will be permitted to attend. If you plan to attend the meeting in person, please bring:

•	valid governmental-issued picture identification, such as a driver’s license or a passport, which is required before being admitted to the meeting; and

•

if you hold shares through a broker or nominee (i.e., in “street name”), proof of their beneficial ownership as of October 10, 2014, such as a brokerage statement showing your ownership as of that date.

Please contact Mr. Dan Lombardo, Investor Relations, at 630-570-0605 with any questions you have about attending the meeting, including requests for directions or other guidelines regarding admission to the meeting.

Information About Voting

Your presence in person or by proxy is needed to ensure that the proposals can be acted upon. We are a widely held company, and no large affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting. Therefore, your presence in person or by proxy is very important, even if you own a small number of shares. Your immediate response will save us significant additional expense associated with soliciting stockholder votes and will help avoid potential delays and prevent repeated calls to you from our proxy solicitors.

You will have one vote for each share of common stock that you owned at the close of business on October 10, 2014, which is the record date for the annual meeting. As of October 9, 2014, there were 861,824,767 shares of common stock outstanding and entitled to vote. There is no cumulative voting. A majority of the outstanding shares of common stock must be present in person or by proxy to have a quorum. Stockholders will be unable to take action at the annual meeting unless a quorum is present in person or by proxy.

As the holder of record for your shares, you may vote in person or by granting us a proxy to vote on each of the proposals. You may authorize a proxy to vote your shares in any of the following ways:

•	by mail: mark, sign and date the proxy card and return it in the enclosed envelope;

•	via telephone: dial 1-800-690-6903 any time prior to 11:59 p.m. Eastern Time on December 14, 2014, and with your proxy card in hand follow the instructions; or

•

via the Internet: go to www.proxyvote.com any time prior to 11:59 p.m. Eastern Time on December 14, 2014, and with your proxy card in hand follow the instructions to obtain your records and to create an electronic voting instruction form.

If you return your proxy card but do not indicate how your shares should be voted, they will be voted “for” each proposal in accordance with the board’s recommendation.

If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, 2809 Butterfield Road, Oak Brook, Illinois 60523, Attention: Mr. Scott Wilton, Executive Vice President – General Counsel and Secretary; (2) providing us with a properly executed, later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy.

Information Regarding Tabulation of the Vote

We have hired Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to solicit proxies on our behalf. In addition, Broadridge will tabulate all votes cast at the annual meeting and will act as the inspector of election.

Information About Vote Necessary for Action to be Taken

Proposal No. 1. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote.

Proposal No. 2. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2014.

Our board of directors (including all of the independent directors) unanimously approved each of the proposals and recommends that you vote “FOR” each of them.

Quorum Requirement

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. There must be a quorum present in order for us to conduct business at the annual meeting.

Costs of Proxies

We will bear all costs and expenses incurred in connection with soliciting proxies. Our directors and executive officers may solicit proxies by mail, personal contact, letter, telephone, facsimile or other electronic means. These individuals will not receive any additional compensation for these activities, but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, Broadridge will solicit proxies on our behalf. We will pay Broadridge a fee of up to $700,000 and any out-of-pocket expenses for soliciting proxies.

Other Matters

At this time, no other matter is being presented for your consideration at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion.

Important Notice Regarding the Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 15, 2014. This proxy statement, the proxy card and our annual report to stockholders for the year ended December 31, 2013 are available at www.proxyvote.com.

You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a record holder, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you authorize your proxy over the Internet. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment, please go to www.proxyvote.com.

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of this proxy statement and the 2013 annual report have been sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions. Additional copies of this proxy statement, our annual report to stockholders or our annual report on Form 10-K for the year ended December 31, 2013 will be furnished to you, without charge, by writing us at: c/o Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations, or by telephoning us, toll free, at (855) 723-7813. If requested by stockholders, we also will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2013 for a reasonable fee.

All of the reports, proxy materials and other information that we file with the SEC also can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet website (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

Based on a review of filings with the SEC, the following table shows the amount of common stock beneficially owned (unless otherwise indicated) by: (1) persons that are known to beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) our named executive officers; and (4) our directors and executive officers as a group. All information is as of September 30, 2014.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Barry A.N. Bloom, Executive Vice President and Chief Operating Officer of Xenia Group	—		—
J. Michael Borden, Independent Director	172,745	(3)	*
Thomas F. Glavin, Independent Director	30,142	(4)	*
Brenda G. Gujral, Director	10,276	(5)	*
Thomas P. McGuinness, President	1,898	(10)	*
Thomas F. Meagher, Independent Director	22,364	(6)	*
Robert D. Parks, Director and Chairman of the Board	451,920	(7)	*
Michael E. Podboy, Executive Vice President – Investments	—		—
Jack Potts, Executive Vice President and Principal Financial Officer	—		—
Paula Saban, Independent Director	6,000	(8)	*
Marcel Verbaas, President and Chief Executive Officer of Xenia Group	—		—
William J. Wierzbicki, Independent Director	7,541	(9)	*
Scott W. Wilton, Secretary	4,028	(11)	*
All Directors and Executive Officers as a group	706,914		*

*	Less than 1%
(1)

The business address for each of Mr. Barry A.N. Bloom and Mr. Marcel Verbaas is 200 S. Orange Avenue, Suite 1200, Orlando, Florida 32801. The business address for the other persons listed in the table is c/o Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523.

(2)	All fractional ownership amounts have been rounded to the nearest whole number.
(3)

Mr. Borden has sole voting and dispositive power over 165,887 shares, including 64,613 shares owned by St. Anthony Padua Charitable Trust, for which Mr. Borden is the trustee, and Mr. Borden and his wife share voting and dispositive power over 6,858 shares. Mr. Borden’s shares include vested options exercisable into 6,000 shares of common stock.

(4)

Mr. Glavin has sole voting and dispositive power over 5,000 shares. Mr. Glavin and his wife share voting and dispositive power over 25,142 shares. Mr. Glavin’s shares include vested options exercisable into 5,000 shares of common stock.

(5)	Ms. Gujral has sole voting and dispositive power over 3,694 shares. Ms. Gujral and her husband share voting and dispositive power over 6,582 shares.
(6)	Mr. Meagher has sole voting and dispositive power over all of the shares that he owns. Mr. Meagher’s shares include vested options exercisable into 6,000 shares of common stock.
(7)	Mr. Parks has sole voting and dispositive power over all 451,920 shares.
(8)	Ms. Saban has sole voting and dispositive power over all of the shares that she owns. Ms. Saban’s ownership is comprised of vested options exercisable into 6,000 shares of common stock.
(9)

Mr. Wierzbicki has sole voting and dispositive power over 6,000 shares. Mr. Wierzbicki and his wife share voting and dispositive power over 1,541 shares. Mr. Wierzbicki’s shares include vested options exercisable into 6,000 shares of common stock.

(10)	Mr. McGuinness and his wife share voting and dispositive power over 1,898 shares.
(11)

Mr. Wilton and his mother share voting and dispositive power over all 3,351 shares, and Mr. Wilton and his spouse share voting and dispositive power over 677 shares owned by Mr. Wilton’s spouse through her individual IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all forms they file. Based solely on a review of the copies of these forms furnished to us during, and with respect to, the fiscal year ended December 31, 2013, or written representations that no additional forms were required, we believe that all of our officers and directors and persons that beneficially owned more than 10% of the outstanding shares of our common stock complied with these filing requirements during the fiscal year ended December 31, 2013.

Interest of Certain Persons in Matters to Be Acted On

No director, executive officer, nominee for election as a director or associate of any director, executive officer or nominee has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES

Director Independence

Our business is managed under the direction and oversight of our board. The members of our board are J. Michael Borden, Thomas F. Glavin, Brenda G. Gujral, Thomas F. Meagher, Robert D. Parks, Paula Saban and William J. Wierzbicki. As required by our charter, a majority of our directors must be “independent.” As defined by our charter, an “independent director” means any director who qualifies as an “independent director” under the provisions of the New York Stock Exchange (“NYSE”) Listed Company Manual in effect from time to time. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Consistent with these considerations, after reviewing all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our management and our independent registered public accounting firm, and considering each director’s direct and indirect association with the Company and its management, the board has determined that Ms. Saban and Messrs. Borden, Glavin, Meagher and Wierzbicki qualify as independent directors.

Board Leadership Structure and Risk Oversight

Mr. McGuinness, in his role as our president, is responsible for setting the strategic direction and for providing the day-to-day leadership of the Company. Mr. Parks, in his role as our chairman of the board, organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring the Company’s performance and the performance of Inland American Retail Management LLC, Inland American Office Management LLC and Inland American Industrial Management LLC (collectively referred to herein as our “Property Managers”) as well as the third-party managers that manage our lodging properties. Mr. Parks presides over meetings of the board and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. We have separated the roles of the president and chairman of the board in recognition of the differences between the two roles. Our board believes the current structure is appropriate and effective considering the large breadth of our operations.

Although we do not have a lead independent director, our board believes that the current structure is appropriate. Our board believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing the Company, without a lead independent director through the composition of our board, the strong leadership of the independent directors and the independent committees of our board. Each director is an equal participant in decisions made by our full board, and the five independent directors meet in private sessions during the course of the year. In addition, each board member is kept apprised of our business and developments impacting our business and has complete and open access to the members of our management team and the Property Managers.

Our board oversees our stockholders’ interest in the long-term health and the overall success of the Company and its financial strength. The full board is actively involved in overseeing risk management for the Company. Our board oversees risk through: (1) its review and discussion of regular periodic reports to the board and its committees, including management reports, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (2) the required approval by the board of certain transactions, including, among others, acquisitions and dispositions of properties exceeding certain dollar amounts, financings exceeding certain dollar amounts and our agreements with the Property Managers and oversight of the ancillary service providers; (3) the oversight of our business by the audit committee; and (4) regular periodic reports from our independent public accounting firm, third-party internal audit firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.

Communicating with Directors

Stockholders wishing to communicate with our board and the individual directors may send communications to our corporate secretary at: c/o Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523, Attention: Corporate Secretary. Our corporate secretary will review and forward all correspondence to the appropriate person or persons for a response.

Our non-retaliation policy, also known as our “whistleblower” policy, prohibits us from retaliating or taking any adverse action against anyone for raising a concern, including concerns about accounting, internal controls or auditing matters. Employees preferring to raise their concerns in a confidential or anonymous manner may do so by contacting our compliance officer at (630) 570-0627. Callers may choose to remain anonymous. A complete copy of our non-retaliation policy may be found in our code of ethics on our website at www.inlandamerican.com.

Audit Committee

Our board has formed a separately designated standing audit committee which comprises of Messrs. Borden, Glavin and Meagher and Ms. Saban. The board has determined that Mr. Glavin, the chairman of the committee, qualifies as an “audit committee financial expert,” as defined by the SEC, and that each member of the committee is independent in accordance with the standards set forth in the committee’s charter. The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of the independent registered public accounting firm; (4) the adequacy of our internal controls; and (5) the performance of our independent registered public accounting firm. The audit committee has adopted a written charter, which is available on our website at www.inlandamerican.com under the “Corporate Information – Governance Documents” tab.

Compensation Committee

We did not have a compensation committee in 2013. Our compensation committee was formed by our board of directors in September 2014 and is comprised of Ms. Saban and Messrs. Glavin and Meagher, with Ms. Saban as chairperson.

The compensation committee has sole responsibility for determining the compensation that we pay to our President (or its equivalent), and is responsible for approving the compensation structure for our other named executive officers and senior management. Each member of the committee meets the additional standards for the independence of compensation committee members set forth in Section 303A.02 of the NYSE Listed Company Manual, and each is a “non-employee director,” as defined by Section 16 of the Exchange Act, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Under the compensation committee’s charter, the committee meets as frequently as it deems advisable to fulfill its responsibilities and duties. The committee may, at its discretion, include in its meetings from time to time members of the Company’s management, or any other person whose presence the committee believes to be desirable and appropriate. Consistent with the requirements of Rule 10C-1 of the Exchange Act and any other applicable listing requirements and rules and regulations of the NYSE, the committee has the sole and exclusive authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate (the “compensation advisors”), and has the direct responsibility to compensate and oversee any and all compensation advisors. The committee has the authority to also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the committee in its sole discretion, for payment of compensation to any such persons retained by the committee.

In fulfilling its responsibilities, the committee is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that it may not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “nonemployee directors.”

Our President may make, and the committee may consider, recommendations to the committee regarding the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers other than the President and the Company’s director compensation arrangements.

The compensation committee charter is available on our website at www.inlandamerican.com through the “Corporate Information – Governance Documents” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Special Committees

From time to time, our board may form a special committee or committees comprised entirely of disinterested directors to evaluate a particular transaction or related party arrangement. For example, a special committee comprised entirely of our independent directors was formed to review, analyze and negotiate the Self-Management Transactions defined and discussed below under “Executive Compensation.” Also, upon receiving demands (“Derivative Demands”) by stockholders to conduct investigations regarding breach of fiduciary duty claims, the board authorized the independent directors to investigate these and other claims, as well as any other matters the independent directors see fit to investigate, and the independent directors in turn formed a special litigation committee of independent directors to review and evaluate these matters and to recommend to the board any further action as is appropriate. Neither of these committees nor any other special committee that may be formed are standing or permanent committees of the board.

Other Committees

At this time, our board does not have a separately designated nominating committee, or a charter that governs the director nomination process. Instead, the full board performs the functions of a nominating committee, including identifying and selecting nominees for election at the annual meeting of stockholders. Our board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified, and their qualifications assessed, under a process free from conflicts of interest. Because a majority of the board of directors must be comprised of independent directors under the charter, our board does not believe that the creation of a standing nominating committee is necessary at this time. Our board may form a nominating committee in the future.

The board considers all qualified candidates recommended by stockholders, directors and officers for nomination as a director. In selecting candidates for director positions, the board takes into account many factors and evaluates each candidate in light of, among other things, the candidate’s knowledge, experience, judgment and skills such as an understanding of the real estate or securities industry, accounting or financial reporting and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. The board also considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. The board evaluates each individual candidate by considering all aforementioned factors as a whole, favoring active deliberation rather than the use of rigid formulas to assign relative weights to these factors.

With respect to nominations by stockholders, nominations must be submitted in accordance with the procedures specified in Article II, Section 9 of our Amended and Restated Bylaws, as amended. Generally, this requires that the stockholder send certain information about the nominee to our secretary between 120 and 150 days prior to the first anniversary of the annual meeting held in the prior year.

Code of Ethics

Our board has adopted a code of ethics applicable to our directors, officers and employees which is available on our website at www.inlandamerican.com. In addition, printed copies of the code of ethics are available to any stockholder, without charge, by writing us at Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our board has nominated the seven individuals set forth below to serve as directors until the next annual meeting and until their successors are duly elected and qualify. Ms. Saban and Messrs. Borden, Glavin, Meagher and Wierzbicki have been nominated to serve as independent directors. Ms. Gujral and Mr. Parks also have been nominated to serve as directors. If you return a proxy card but do not indicate how your shares should be voted, they will be voted “for” each of the nominees. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders.

The following sets forth each nominee’s principal occupation and business, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company. As used herein, “Inland” refers to some or all of the entities that are a part of The Inland Real Estate Group of Companies, Inc., the Company’s former sponsor, which is comprised of a group of independent legal entities, some of which share ownership or have been sponsored and managed by Inland Real Estate Investment Corporation (“IREIC”) or its subsidiaries. All ages are as of January 1, 2014.

Robert D. Parks, 70. Chairman of the board and director since October 2004. Mr. Parks has over forty years of experience in the commercial real estate industry, having been a principal of the Inland organization since May 1968. Mr. Parks is currently chairman of IREIC, a position he has held since November 1984. He has also served as a director of Inland Investment Advisors, Inc. since June 1995, and served as a director of Inland Securities Corporation from August 1984 until June 2009. He served as a director of Inland Real Estate Corporation from 1994 through June 2008, and served as chairman of the board from May 1994 to May 2004 and president and chief executive officer from 1994 to April 2008. He also served as a director and chairman of the board of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 to March 2006, and as chief executive officer until December 2004, and as the chairman of the board and a director of Retail Properties of America, Inc. (formerly, Inland Western Retail Real Estate Trust, Inc.) from its inception in March 2003 to October 2010. Mr. Parks also has served as the chairman of the board and a director of Inland Diversified Real Estate Trust, Inc. since its inception in June 2008. Mr. Parks is responsible for the ongoing administration of existing investment programs, corporate budgeting and administration for IREIC. He oversees and coordinates the marketing of all investments and investor relations.

Mr. Parks received his bachelor degree from Northeastern Illinois University in Chicago, and his master’s degree from the University of Chicago and later taught in Chicago’s public schools. He is a member of the National Association of Real Estate Investment Trusts, or “NAREIT.”

With over forty years of experience in the commercial real estate industry, our board believes that Mr. Parks has the depth of experience to oversee our business strategy. As the current or past chairman of the board of each of the other REITs sponsored by IREIC, including as the past chairman of a New York Stock Exchange-listed REIT, our board believes Mr. Parks has an understanding of the requirements of serving on a public company board and the leadership experience necessary to serve as our chairman.

J. Michael Borden, 77. Independent director since October 2004. Mr. Borden is president and chief executive officer of Rock Valley Trucking Co., Inc., Rock Valley Leasing, Inc., Hufcor Inc. and Airwall, Inc. Mr. Borden also served as the president and chief executive officer of Freedom Plastics, Inc. through February 2009, at which time it filed a voluntary petition for a court-supervised liquidation of all of its assets in the Circuit Court of Rock County, Wisconsin. Mr. Borden also is the chief executive officer of Hufcor Asia Pacific in China and Hong Kong, Marashumi Corp. in Malaysia, Hufcor Australia Group, and F. P. Investments a Real Estate Investment Company. He currently serves on the board of directors of ANGI Corp., Dowco, Inc., Competitive Wisconsin, and St. Anthony of Padua Charitable Trust, is a trustee of The Nature Conservancy and is a regent of the Milwaukee School of Engineering. Mr. Borden previously served as chairman of the board of the Wisconsin Workforce Development Board and as a member of the SBA Advisory Council and the Federal Reserve Bank Advisory Council. He was named Wisconsin entrepreneur of the year in 1998. Mr. Borden received a bachelor degree in accounting and finance from Marquette University, Milwaukee, Wisconsin. He also attended a master of business administration program in finance at Marquette University.

Over the past twenty-five years, Mr. Borden’s various businesses have routinely entered into real estate transactions in the ordinary course of business, allowing him to develop experience in acquiring, leasing, developing and redeveloping real estate assets. Our board believes that this experience qualifies him to serve as a director on our board.

Thomas F. Glavin, 53. Independent director since October 2007. Mr. Glavin is the owner of Thomas F. Glavin & Associates, Inc., a certified public accounting firm that he started in 1988. In that capacity, Mr. Glavin specializes in providing accounting and tax services to closely held companies. Mr. Glavin began his career at Vavrus & Associates, a real estate firm, located in Joliet, Illinois, that owned and managed apartment buildings and health clubs. At Vavrus & Associates, Mr. Glavin was an internal auditor responsible for reviewing and implementing internal controls. In 1984, Mr. Glavin began working in the tax department of Touche Ross & Co., where he specialized in international taxation. In addition to his accounting experience, Mr. Glavin also has been involved in the real estate business for the past seventeen years. Since 1997, Mr. Glavin has been a partner in Gateway Homes, which has zoned, developed and manages a 440 unit manufactured home park in Frankfort, Illinois. Mr. Glavin received his bachelor degree in accounting from Michigan State University in East Lansing, Michigan and a master of science in taxation from DePaul University in Chicago, Illinois. Mr. Glavin is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

As a result of his financial experience, including over thirty years in the accounting profession, our board believes that Mr. Glavin is able to provide valuable insight and advice with respect to our financial risk exposures, our financial reporting process and our system of internal controls. Mr. Glavin, who currently serves as the chairman of the audit committee of our board, qualifies as an “audit committee financial expert” as defined by the SEC.

Brenda G. Gujral, 71. Director since October 2004. Ms. Gujral served as our president from October 2004 to September 2012. Ms. Gujral is a director of IREIC and has served as its president most recently from January 2013 to December 2013 (and served in that capacity from July 1987 through June 1992 and again from January 1998 through January 2011). Ms. Gujral was appointed chief executive officer of IREIC in January 2008 until February 2012. She served as a director of Inland Securities Corporation from January 1997 to August 2013 (and served as its president and chief operating officer from January 1997 to June 2009). Ms. Gujral served as a director of Inland Investment Advisors, Inc., an investment advisor, from January 2001 to May 2013, and has served as a director (March 2003 to May 2012) and chief executive officer (June 2005 to November 2007) of Retail Properties of America, Inc. (formerly, Inland Western Retail Real Estate Trust, Inc.) and as president (from June 2008 to May 2009) of Inland Diversified Real Estate Trust, Inc. Ms. Gujral also has been the chairman of the board (since May 2001) and the president (since May 2012) of Inland Private Capital Corporation (formerly, Inland Real Estate Exchange Corporation) and a director of Inland Opportunity Business Manager & Advisor, Inc. since April 2009. Ms. Gujral was a director of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 until it was acquired in February 2007.

Ms. Gujral has been with the Inland organization for over thirty-five years, becoming an officer in 1982. Prior to joining the Inland organization, she worked for the Land Use Planning Commission of the State of Oregon, establishing an office in Portland, to implement land use legislation for Oregon. Ms. Gujral graduated from California State University, in Fresno. She holds Series 7, 22, 39 and 63 certifications from FINRA, and is a member of NAREIT, the Investment Program Association and the Real Estate Investment Securities Association. Additionally, Ms. Gujral serves on the board of directors of the Disability Rights Center of the Virgin Islands, an organization that focuses on advancing the legal rights of people with disabilities in the U.S. Virgin Islands. In February of 2013, Ms. Gujral was inducted into Midwest Real Estate News Commercial Real Estate Hall of Fame.

Our board believes that this experience, coupled with her leadership experience, qualifies Ms. Gujral to serve as a member of our board.

Thomas F. Meagher, 83. Independent director since October 2004. Mr. Meagher currently serves on the board of directors of DuPage Airport Authority and the TWA Plan Oversight Committee. He also is a former member of the board of trustees of Edward Lowe Foundation, The Private Bank Corp. and the Chicago Chamber of Commerce. Mr. Meagher has previously served on the board of directors of UNR Industries, Rohn Towers, Greyhound Lines Inc., Festival Airlines, Lakeside Bank and Trans World Airlines, where he served as chairman of the board for two years and participated in the sale of the company to American Airlines.

Mr. Meagher began his business career in 1958 when he was selected by American Airlines for its management training program. He subsequently joined Continental Air Transport of Chicago as Executive Vice-President in 1964. In 1970, Mr. Meagher was appointed the first president and chief executive officer of the Chicago Convention and Tourism Bureau, returning to Continental Air Transport as president and chief executive officer in 1972, and he sold the company in 1996. In 1980, Mr. Meagher purchased Howell Tractor and Equipment Company, a large heavy construction equipment dealership, and sold the company in April 2005.

Mr. Meagher received his bachelor degree from St. Mary’s University of Minnesota. Upon graduation, he entered the U.S. Marine Corps Officer Candidate Program, serving with the 2nd Marine Air Wing and achieving the rank of Captain. Mr. Meagher also attended graduate business school at the University of Chicago.

As a result of Mr. Meagher’s extensive business experience, including his leadership experience, our board believes that he is qualified to serve as a director on our board.

Paula Saban, 60. Independent director since October 2004. Ms. Saban has worked in the financial services and banking industry for over thirty-five years. She began her career in 1978 with Continental Bank, which later merged into Bank of America. From 1978 to 1990, Ms. Saban held various consultative sales roles in treasury management and in traditional lending areas. She also managed client service teams and developed numerous client satisfaction programs. In 1990, Ms. Saban began designing and implementing various financial solutions for clients with Bank of America’s Private Bank and Banc of America Investment Services, Inc. Her clients included top management of publicly held companies and entrepreneurs. In addition to managing a diverse client portfolio, she was responsible for client management and overall client satisfaction. She retired from Bank of America in 2006 as a senior vice president/private client manager. In 1994, Ms. Saban and her husband started a construction products company, Newport Distribution, Inc., of which she is secretary and treasurer, and a principal stockholder.

Ms. Saban received her bachelor degree from MacMurray College, Jacksonville, Illinois, and her master of business administration from DePaul University, Chicago, Illinois. She holds Series 7 and 63 certifications from FINRA. She is a former president of the Fairview Elementary School PTA and a former trustee of both the Goodman Theatre and Urban Gateways. She served as Legislative Chair of Illinois PTA District 37 and as liaison to the No Child Left Behind Task Force of School District 54. She is currently a board member of a Hands On Suburban Chicago which is a not-for-profit organization that matches community and corporate volunteers of all ages and skills with opportunities to connect and serve.

In light of Ms. Saban’s experience in financial services and banking, among other things, our board believes that Ms. Saban has the necessary experience and insight to serve on our board.

William J. Wierzbicki, 68. Independent director since October 2005. Mr. Wierzbicki is a registered Professional Planner in the Province of Ontario, Canada, and is a member of both the Canadian Institute of Planners and the Ontario Professional Planners Institute. Mr. Wierzbicki is the sole proprietor of “Planning Advisory Services,” a land-use planning consulting service providing consultation and advice to various local governments, developers and individuals. Through Planning Advisory Services, Mr. Wierzbicki is the planner for the Municipalities of Huron Shores, the Sault Ste. Marie North Planning Board, Township of Prince, as well as the Town of Chapleau. Mr. Wierzbicki previously served as the Coordinator of Current Planning with the City of Sault Ste. Marie, Ontario. In that capacity, his expertise was in the review of residential, commercial and industrial development proposals. Mr. Wierzbicki led the program to develop a new Comprehensive Zoning By-Law for the City of Sault Ste. Marie. Mr. Wierzbicki was the leader of the team that developed the Sault Ste. Marie’s Industrial Development Strategy. More recently he has completed Community Development Plans for Batchwana First Nation’s

Rankin site and for Pic Mobert First Nations. He has also developed an Official Plan and Comprehensive Zoning Bylaw for the Township of Prince. Mr. Wierzbicki received an architectural technologist diploma from the Sault Ste. Marie Technical and Vocational School in Ontario, Canada, and attended Sault College and Algoma University.

Our board believes that Mr. Wierzbicki’s experience and knowledge of commercial real estate industry, including with real estate development and land-use planning, qualifies him to serve on our board.

Election of a director at the annual meeting will require a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. Each share may be voted for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote, although, they will be considered present for determining the presence of a quorum.

RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the election of all seven nominees.

Independent Director Compensation

We pay each of our independent directors an annual fee of $30,000, plus $1,000 for each meeting of the board attended in person and $500 for each meeting of the board attended by telephone. We also pay the chairperson of the audit committee an annual fee of $10,000, and pay each member of the audit committee $1,000 for each meeting of the audit committee attended in person and $500 for each meeting of the audit committee attended by telephone. We pay the chairperson of every other committee, including any special committee, an annual fee of $5,000, and pay each member of such committee $1,000 for each meeting of the committee attended in person and $500 for each meeting of the committee attended by telephone. Under certain circumstances, our board may determine that in consideration of the time and effort required of members of a committee, certain fees are appropriate in addition to such member’s normal remuneration. For example, members of the special litigation committee, which consists solely of independent directors and is charged with, among things, reviewing and evaluating a series of demands from stockholders to conduct investigations regarding breach of fiduciary duty claims related to matters that are the subject of an SEC investigation, as described below under “Executives – Certain Relationships and Related Party Transactions,” will receive an additional $7,500 per month during the existence of the special litigation committee. In addition, members of the special committee formed to review, analyze and negotiate the Self-Management Transactions defined and discussed below under “Executive Compensation” received $72,500 for their services on the special committee which was in addition to the fees indicated above.

We reimburse all of our directors for any out-of-pocket expenses incurred by them in attending meetings. In addition, on the date of each annual meeting of stockholders, we grant to each independent director then in office options to purchase 500 shares of our common stock under our independent director stock option plan. This grant was made at our reconvened meeting held on February 26, 2014.

We do not compensate any director that also is an employee of our Company, or was an employee of IREIC or any of its affiliates.

The following table further summarizes compensation earned by our directors for the year ended December 31, 2013.

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
J. Michael Borden	147,000	—	147,000
Thomas F. Glavin	160,000	—	160,000
Thomas F. Meagher	56,500	—	56,500
Paula Saban	150,000	—	150,000
William J. Wierzbicki	46,000	—	46,000

(1)

With the exception of Mr. Glavin, each independent director had options to purchase 6,000 shares of our common stock outstanding at December 31, 2013. Mr. Glavin had options to purchase 5,000 shares of our common stock outstanding at December 31, 2013. All options have been granted pursuant to our independent director stock option plan.

Stock Option Grants

Under our independent director stock option plan, we have authorized and reserved a total of 75,000 shares of our common stock for issuance. The number and type of shares that could be issued under the plan may be adjusted if we are the surviving entity after a reorganization or merger or if we split our stock, are consolidated or are recapitalized. If this occurs, the exercise price of the options will be correspondingly adjusted.

The independent director stock option plan generally provides for the grant of non-qualified stock options to purchase 3,000 shares to each independent director upon his or her appointment subject to satisfying the conditions set forth in the plan. The plan also provides for subsequent grants of options to purchase 500 shares on the date of each annual stockholder’s meeting to each independent director then in office. The exercise price for all options is equal to the fair market value of our shares, as defined in the plan, on the date of each grant. However, options may not be granted at any time when the grant, along with the grants to be made at the same time to other independent directors, would exceed 9.8% in value of our issued and outstanding shares of stock or 9.8% in value or number of shares, whichever is more restrictive, of our issued and outstanding shares of common stock.

One-third of the options granted following an individual initially becoming an independent director are exercisable beginning on the date of their grant, one-third become exercisable on the first anniversary of the date of their grant and the remaining one-third become exercisable on the second anniversary of the date of their grant. All other options granted under the independent director stock option plan become fully exercisable on the second anniversary of their date of grant.

Options granted under the independent director stock option plan are exercisable until the first to occur of: (i) the tenth anniversary of the date of grant; (ii) the removal for cause of the person as an independent director; or (iii) three months following the date the person ceases to be an independent director for any other reason except death or disability.

All options generally are exercisable in the case of death or disability for a period of one year after death or the disabling event, provided that the death or disabling event occurs while the person is an independent director. However, if the option is exercised within the first six months after it becomes exercisable, any shares issued pursuant to such exercise may not be sold until the six month anniversary of the date of the grant of the option. Notwithstanding any other provisions of the independent director stock option plan to the contrary, no option issued pursuant thereto may be exercised if exercise would jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended.

No option may be sold, pledged, assigned or transferred by an independent director in any manner otherwise than by will or by the laws of descent or distribution.

Upon our dissolution, liquidation, reorganization, merger or consolidation as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our assets, the independent director stock option plan will terminate, and any outstanding unexercised options will terminate and be forfeited. However, holders of options may exercise any options that are otherwise exercisable immediately prior to the dissolution, liquidation, consolidation or merger. Additionally, our board may provide for other alternatives in the case of a dissolution, liquidation, consolidation or merger.

The following table provides information regarding our equity compensation plans as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
Independent Director Stock Option Plan	29,000	$8.87	46,000
Equity compensation plans not approved by security holders	—	—	—

Total:	29,000	$8.87	46,000

As described above, we have adopted an Independent Director Stock Option Plan; see “Stock Option Grants” above.

Compensation Committee Interlocks and Insider Participation

None of our current or former officers or employees, or the current or former officers or employees of our subsidiaries, participated in any deliberations of our board concerning executive officer compensation during the year ended December 31, 2013. In addition, during the year ended December 31, 2013, none of our executive officers served as a director or a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board.

Meetings of the Board of Directors, Audit Committee and Stockholders

During the year ended December 31, 2013, our board met 24 times and the audit committee met 12 times. Each of our directors attended at least 75% of the aggregate amount of the meetings of the board and any committee on which he or she served in 2013. We encourage our directors to attend our annual meetings of stockholders. All of our directors attended our reconvened annual meeting held on February 26, 2014.

EXECUTIVES

Executive Officers

The board of directors annually elects our executive officers. These officers may be terminated at any time. In addition to Mr. Parks, whose biography is set forth above, the following individuals serve as our executive officers. All ages are stated as of January 1, 2014.

Thomas P. McGuinness, 59. President since September 2012. Mr. McGuinness joined Inland Property Management, Inc. in 1982, and served as its president from 1991 until 1999. Mr. McGuinness also has served as president (since 1990) and chairman (since 2001) of Mid-America Management Corporation. From August 2005 through December 2011, Mr. McGuinness served as the President of Inland American HOLDCO LLC (“HOLDCO”) and as the Chairman, a Director and Chief Executive Officer of the four members of HOLDCO, which are controlled by The Inland Group, Inc. Mr. McGuinness is a licensed Real Estate Broker in the State of Illinois. Mr. McGuinness previously served as the president of the Chicagoland Apartment Association and as the regional vice president of the National Apartment Association. He also served on the board of directors of the Apartment Building Owners and Managers Association, and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund and its Pension Fund. He holds SCLS and SCSM accreditations from the International Council of Shopping Centers (“ICSC”).

Jack Potts, 44. Executive Vice President since March 2014 and Treasurer and principal financial officer of the Company since February 2012. Mr. Potts previously served as our principal accounting officer and the chief accounting officer of the Business Manager, from September 2007 to January 2012. Mr. Potts also has served as the treasurer of Inland Real Estate Income Trust, Inc., and the treasurer of its business manager from February 2012 through July 2012. Prior to joining the Inland organization, from February 1998 to April 2007, Mr. Potts held various accounting and financial reporting positions with Equity Office Properties Trust, Inc., a then-publicly-traded owner and manager of office properties. Mr. Potts previously worked in the field of public accounting and was a manager in the real estate division for Ernst and Young LLP. He received a bachelor degree in accounting from Michigan State University in East Lansing. Mr. Potts is a certified public accountant.

Michael E. Podboy, 37. Executive Vice President—Investments since March 2014. Mr. Podboy served as the senior vice president of non-core asset management of the Business Manager from January 2012 through March 2014 and vice president asset management of the Business Manager from May 2007 through December 2011. Mr. Podboy previously worked in the field of public accounting and was a senior manager in the real estate division for KPMG LLP where he served as a certified public accountant. He received a B.A. in accounting and computer science from the University of Saint Thomas in Saint Paul, Minnesota. Mr. Podboy presides over the management investment committee for the Company. Mr. Podboy also serves as a Trust Manager for Cobalt Industrial REIT II which focuses on light industrial properties, as well as an Executive Committee member of our retail joint venture entity IAGM Retail Fund I, LLC.

Marcel Verbaas, 44, is President and Chief Executive Officer of Xenia Hotels & Resorts, Inc. (“Xenia”) and has held this position or its equivalent with Xenia or its affiliated entities since 2007. Mr. Verbaas has also served as a director of Xenia since August, 2014. From

December 2004 to the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust. In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the seniors housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotel and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.

Barry A.N. Bloom, Ph.D., 49. Executive Vice President and Chief Operating Officer of Xenia and has held this position or its equivalent with Xenia or its affiliated entities since July 2013. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions as well as a variety of strategic and operational corporate functions of Xenia. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President – Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners, and Pannell Kerr Forster (now PKF Consulting). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.

EXECUTIVE COMPENSATION

2013 Compensation

During the fiscal year ended December 31, 2013, the Company’s executive officers were officers and employees of the Inland American Business Manager & Advisor, Inc. (the “Business Manager”) or its wholly-owned subsidiary, Inland American Lodging Advisor, Inc. (“Lodging Advisor”), and were compensated by those entities for services rendered to the Company. Prior to our transition to self-management on March 12, 2014, we did not separately compensate our executive officers, nor did we reimburse either the Business Manager or the Lodging Advisor for any compensation paid to our executive officers, other than through the general fees we paid to them under our business management agreement with the Business Manager or the property management agreements with the Property Managers. As a result, with respect to the fiscal year ended December 31, 2013, we did not have, and our board had not considered, a compensation policy or program for our executive officers and we have not included in this proxy statement a “Compensation Discussion and Analysis,” a report from our board or our compensation committee with respect to executive compensation, a non-binding stockholder advisory vote on compensation of executives, or a non-binding stockholder advisory vote on the frequency of the stockholder vote on executive compensation. The fees paid to the Business Manager and the Property Managers under the business management agreement and the property management agreements are described in more detail under “Certain Relationships and Related Party Transactions.”

We did not have a compensation committee in 2013. Our compensation committee was formed by our board of directors in September 2014.

Internalization of Management and 2014 Compensation Actions

On March 12, 2014, as part of the Company’s transition to self-management, the Company hired all of the employees of the Business Manager and Lodging Advisor and, as a result, now directly employs its executive officers (the “Self-Management Transactions”). Although the Company’s named executive officers for the 2014 fiscal year have not yet been determined, the Company expects that each of Messrs. McGuinness, Potts, Podboy, Verbaas and Bloom (the “Executives”) will be a named executive officer for 2014.

In connection with the transition to self-management, our board retained an independent compensation consultant to perform a competitive benchmarking analysis among REITs of similar size and portfolio compositions as the Company’s principal business segments. As a result of that analysis, our board unanimously decided a new compensation framework was required to retain and recruit the caliber of executive officers and other key employees necessary to carry out the Company’s objectives. Our board, with the assistance of its independent compensation consultant, designed a market-based compensation program with the intent that it be flexible, attractive to potential employees, manage retention risk, tie compensation to performance and better align the interests of our officers with the interests of stockholders. The Share Unit Plans, Share Unit Awards and Executive Employment Agreements described below are designed to further the goals of the compensation program.

Share Unit Plan

On September 17, 2014, the board of directors of the Company adopted the following three incentive compensation plans (the “Share Unit Plans”): (1) the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan (the “Retail Plan”), with respect to the Company’s retail business; (2) the Xenia Hotels & Resorts, Inc. 2014 Share Unit Plan (the “Lodging Plan”), with respect to the Company’s lodging business; and (3) the Inland American Communities Group, Inc. 2014 Share Unit Plan (the “Student Housing Plan”), with respect to the Company’s student housing business. Each Share Unit Plan provides for the grant of notional “share unit” awards to eligible participants.

Each Share Unit Plan will initially be administered by the compensation committee of the board. The Lodging Plan and the Student Housing Plan provide that following a change in control transaction or certain specified events resulting in a listing of the applicable entity’s shares on a national securities exchange (including an initial public offering) (“Listing Events”), the plan will be administered by the board of directors of Xenia or Inland American Communities Group, Inc. (“IA Communities”), respectively, or a committee thereof. A “change in control” under the Lodging Plan and the Student Housing Plan includes a change in control of the Company, in addition to a change in control of Xenia or IA Communities, as applicable (each of which is currently a wholly-owned subsidiary of the Company). A “change in control” under the Retail Plan includes only a change in control of the Company.

Employees, directors and consultants of the Company and its subsidiaries and affiliates are eligible to receive awards under the Retail Plan. Employees, directors and consultants of Xenia and its subsidiaries and affiliates are eligible to receive awards under the Lodging Plan. Employees, directors and consultants of IA Communities and its subsidiaries and affiliates are eligible to receive awards under the Student Housing Plan. Awards under the Share Unit Plans are generally non-transferable and non-assignable, other than by will or the laws of descent and distribution.

Subject to applicable vesting conditions, each share unit represents the right to receive a cash payment, or, to the extent provided in the applicable award agreement, shares of common stock of the Company, Xenia or IA Communities, as applicable, in an amount equal to the fair market value of the share unit on a specified date. The “fair market value” of a share unit will be determined by the board of directors in good faith, and prior to a Listing Event of the applicable entity, will be determined by reference to the valuation performed as of December 31, 2013, or such other subsequent similar third party valuation performed to estimate the value of a share unit on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations.

Share unit awards will vest and become payable on terms and conditions determined by the plan administrator and set forth in the applicable award agreement, including by reference to certain change in control transactions or Listing Events. Participants will be entitled to accrue dividend equivalents with respect to share unit awards solely to the extent provided under the terms of an applicable award agreement. To the extent that any payment or benefit paid or distributed to a participant under a Share Unit Plan or an applicable award agreement would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Each Share Unit Plan provides that a pool of share units will be available for awards issued thereunder. The initial share unit pools for each plan are as follows: 342,255,525 Company share units for the Retail Plan, 241,298,214 Xenia share units for the Lodging Plan, and 46,042,546 IA Communities share units for the Student Housing Plan. The pool of share units available for each Share Unit Plan may be increased at the discretion of the board of directors of the Company at any time. The number of share units subject to each award under the Share Unit Plans may be adjusted as determined necessary by the board of directors to prevent dilution or enlargement of value as a result of intercompany transfers of cash, assets or debt between the Company, Xenia and IA Communities and their affiliates for no consideration or other similar transactions. In addition, in the event of certain transactions and events affecting the share units, such as equity dividends or splits, reorganizations, recapitalizations, mergers and other corporate transactions, the plan administrator, in its discretion, will make such adjustments as it deems equitable to the applicable Share Unit Plan and the awards thereunder.

The Share Unit Plans and share unit awards may be amended, altered, cancelled or terminated by the plan administrator at any time, provided that no change to the Share Unit Plans or any outstanding award may be made that would reasonably be expected to have an adverse effect on the rights of a holder of an existing award without the consent of the affected holder.

Share Unit Awards

On September 17, 2014, the board of directors of the Company approved awards under the Share Unit Plans to the Company’s executive officers, including the Executives, in the form of “annual share unit” awards, “contingency share unit” awards and “transaction share unit” awards. A description of the share unit awards, as well as the number of share units awarded to each Executive, is included under the heading “Employment Agreements” below. The vesting commencement date for each award is March 12, 2014, and the value of each share unit is equal to $10.00 and was determined by reference to the valuation performed as of December 31, 2013.

Employment Agreements

On July 1, 2014, the Company entered into an Executive Employment Agreement with each of Thomas McGuinness, Jack Potts and Michael Podboy. Also on July 1, 2014, Xenia and XHR Management, LLC, each a wholly-owned subsidiary of the Company, entered into an Executive Employment Agreement with each of Marcel Verbaas and Barry A.N. Bloom (collectively with the Executive Employment Agreements in the preceding sentence, the “Employment Agreements”). Unless the context otherwise requires, references herein to “Xenia Group” refer to Xenia and XHR Management, LLC, collectively.

Pursuant to the Employment Agreements, the Executives will serve in the following positions, and be entitled to the following annual base salaries: Mr. McGuinness – President of the Company ($625,000 annual base salary); Mr. Potts – Executive Vice President – Principal Financial Officer of the Company ($435,000 annual base salary); Mr. Podboy – Executive Vice President – Investments of the Company ($300,000 annual base salary); Mr. Verbaas – President and Chief Executive Officer of Xenia Group ($615,000 annual base salary); and Mr. Bloom – Executive Vice President and Chief Operating Officer of Xenia Group ($435,000 annual base salary). Such positions and annual base salaries are effective retrospectively, beginning on February 1, 2014, which effective date coincides with when the Company became responsible for the Executives’ compensation in connection with its transition to self-management.

Each Executive will be eligible to receive an annual cash performance bonus based upon the achievement of performance criteria mutually agreed upon by the Executive and the board of directors of the Company (or, for Messrs. Verbaas and Bloom, after the completion of certain change in control transactions or a Listing Event with respect to Xenia, the board of directors of Xenia). The target award for Messrs. McGuinness, Potts, Podboy, Verbaas and Bloom will be no less than 125%, 90%, 75%, 125% and 90% of such Executive’s annual base salary, respectively, with the threshold and maximum bonus levels to be determined on an annual basis. In the event of certain change in control transactions or a Listing Event with respect to the Company (for Messrs. McGuinness, Potts and Podboy) or with respect to Xenia (for Messrs. Verbaas and Bloom), the Executive will be eligible to receive a pro-rated portion of the Executive’s target annual bonus for the year in which the triggering event occurs.

The Employment Agreements provide that each Executive will be granted an annual award of notional share units of the Company for Messrs. McGuinness, Potts and Podboy, or of Xenia for Messrs. Verbaas and Bloom (each, an “annual award”). Initial awards for 2014 were granted to Messrs. Verbaas and Bloom on September 17, 2014, and to Messrs. McGuinness, Potts and Podboy as of October 9, 2014 in the following amounts: Mr. McGuinness – 150,000 share units (valued at $1,500,000); Mr. Potts – 57,500 share units (valued at $575,000); Mr. Podboy – 40,000 share units (valued at $400,000); Mr. Verbaas – 150,000 share units (valued at $1,500,000); and Mr. Bloom – 87,000 share units (valued at $870,000). Subsequent annual awards will be made no later than March 15 of the applicable year and will have an aggregate value equal to no less than the following percentage of the Executive’s then-current annual base salary: Mr. McGuinness – 240%; Mr. Potts – 132%; Mr. Podboy – 133%; Mr. Verbaas – 244%; and Mr. Bloom – 200%. Each annual award will vest and settle on the later to occur of (i) the date of a change in control of the Company (or of the Company or Xenia for Messrs. Verbaas and Bloom), or a Listing Event with respect to the Company (or with respect to Xenia for Messrs. Verbaas and Bloom), and (ii) the third anniversary of the vesting commencement date, subject to the Executive’s continued employment through the applicable settlement date, provided that in no event will the annual awards vest or be settled unless such a change in control or Listing Event occurs no later than the fifth anniversary of the vesting commencement date of the initial annual award.

In the case of a Listing Event, the annual award will be settled in shares of the Company or Xenia, as applicable, and in the event of a change in control, the annual award will be settled in cash (or, if the acquiring entity is a publicly traded company and the award is converted into share units or other form of equity award of the acquiring entity at the time of the change in control, then the award will be settled in shares of the acquiring entity). In addition, if the

Executive’s employment is terminated by the Company or Xenia, as applicable, without “cause” or by the Executive for “good reason” (each, as defined in the applicable Employment Agreement), in either case, following the occurrence of a change in control or Listing Event or during the Pre-CIC Period (as described below), the unvested portion of the annual award will vest in full and be settled on the date of such termination or resignation.

In addition to the annual awards, each Executive was granted a one-time award of notional share units on the same date as the initial annual award (each, a “contingency award”). The vesting and settlement of each contingency award is contingent upon the occurrence of an applicable change in control or Listing Event that occurs no later than the fifth anniversary of the applicable vesting commencement date. The awards consist of the following: Mr. McGuinness – 150,000 Company share units (valued at $1,500,000); Mr. Potts – 57,500 Company share units (valued at $575,000); Mr. Podboy – 40,000 Company share units (valued at $400,000); Mr. Verbaas – 150,000 Xenia share units (valued at $1,500,000); and Mr. Bloom – 87,000 Xenia share units (valued at $870,000). If a Listing Event occurs, the contingency award will vest and settle in three equal installments on each of the first three anniversaries of the Listing Event, subject to the Executive’s continued employment through the vesting date. If a qualifying change in control occurs, 100% of the award will vest and settle on the one-year anniversary of the change in control event, subject to the Executive’s continued employment through the vesting date. The awards will be settled in shares or cash in the same manner described above with respect to the annual awards, and will be subject to the same accelerated vesting conditions described above in the event of a termination without “cause” or for “good reason” following a change in control or Listing Event or during the Pre-CIC Period. In addition, each of these contingency awards and the annual awards described above will accrue dividend equivalents until settled in an amount equal to the amount of the dividend that would have been paid on the number of shares of common stock of the Company or Xenia, as applicable, that would have been held by the Executive as of the close of business on the dividend record date had such share units been converted on such date into the number of shares of common stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the fair market value of such share units.

Messrs. McGuinness, Potts and Podboy were each also granted a one-time award of notional share units on September 17, 2014 with respect to Xenia and IA Communities (each, a “transaction award”) in the following amounts: Mr. McGuinness –35,000 Xenia share units (valued at $350,000), and 15,000 IA Communities share units (valued at $150,000); Mr. Potts – 35,000 Xenia share units (valued at $350,000), and 15,000 IA Communities share units (valued at $150,000); and Mr. Podboy – 21,000 Xenia share units (valued at $210,000), and 9,000 IA Communities share units (valued at $90,000). The vesting and settlement of each transaction award is contingent upon the occurrence of an applicable change in control or Listing Event that occurs no later than the fifth anniversary of the applicable vesting commencement date. If a qualifying change in control or Listing Event occurs, the transaction award will vest and be settled in cash on the date of such event, subject to the Executive’s continued employment through the date of such event.

Under the Employment Agreements, if the Executive’s employment is terminated by the Company or Xenia, as applicable, without “cause” or by the Executive for “good reason”, the Executive will be entitled to the following severance payments and benefits:

•

payment in an amount equal to a multiple of the sum of the Executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the Executive’s termination date (except as described below); and

•	reimbursement by the Company or Xenia, as applicable, of premiums for healthcare continuation coverage under COBRA for the Executive and his dependents for up to 18 months after the termination date.

The cash severance multiple for each Executive for both non-change in control and change in control termination scenarios is as follows: Mr. McGuinness – 2x (non-change in control) and 2.5x (change in control); Mr. Potts – 1.5x (non-change in control) and 2x (change in control); Mr. Podboy – 1.5x (non-change in control) and 2x (change in control); Mr. Verbaas – 2x (non-change in control) and 3x (change in control) or 2.5x (if the change in control occurs after a Listing Event with respect to Xenia); and Mr. Bloom – 1.5x (non-change in control) and 2x (change in control). The change in control severance multiple will apply in the event of a qualifying termination that occurs within the period of time between the signing of a definitive agreement that, if consummated, would constitute a qualifying change in control (which for Messrs. McGuinness, Potts and Podboy will include certain transactions involving the Company, and for Messrs. Verbaas and Bloom will include certain transactions involving the Company or Xenia) and the consummation of such change in control (the “Pre-CIC Period”) or the 24 month period following a change in control. Cash severance payable in the event of a qualifying change in control termination will be made in a single lump sum within 60 days following the Executive’s termination date (rather than installments over 12 months). The Executive’s right to receive the severance or other benefits described above will be subject to the Executive signing, delivering and not revoking a general release agreement in a form generally used by the Company or Xenia, as applicable.

The Employment Agreements further provide that, to the extent that any payment or benefit received by an Executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the Executive than receiving the full amount of such payments.

The Employment Agreements also contain a confidentiality covenant by the Executive that extends indefinitely, a noncompetition covenant that extends during the Executive’s employment and for a period of one year following the Executive’s termination, and an employee and independent contractor non-solicitation covenant that extends during the Executive’s employment and for a period of three years following the Executive’s termination. Each Employment Agreement also includes a mutual non-disparagement covenant by the Executive and the Company or Xenia, as applicable.

The Employment Agreement for Mr. Verbaas also provides for the termination of Mr. Verbaas’ previous employment agreement with the Business Manager, which employment agreement we assumed as part of the Self-Management Transactions.

Certain Relationships and Related Party Transactions

Since January 1, 2013, we paid the Business Manager and other affiliates of our former sponsor, IREIC, various fees and compensation and entered into certain transactions with them. IREIC is a wholly owned subsidiary of The Inland Group, Inc. (“Inland Group”). For the relationships of Ms. Gujral, Mr. Parks and our executive officers to the Business Manager, IREIC and the Inland Group, please see their biographical information above in this proxy statement under “Proposal No. 1” and “Executive Officers.” For a discussion of the employment agreements entered into by us with our executive officers and share unit awards made to them, please see the discussion above in this proxy statement under “Executive Compensation.”

The following is a summary of the fees and compensation we paid to the Business Manager and its affiliates during that period. In addition, on March 12, 2014, we began the process of becoming fully self-managed by terminating our business management agreement with the Business Manager, hiring all of the Business Manager’s employees, and acquiring the assets of the Business Manager necessary to perform the functions previously performed by the Business Manager. As a first step towards internalizing the Property Managers, we hired certain of their employees; assumed responsibility for performing certain significant property management functions; and amended our property management agreements to reduce our property management fees as a result of our assumption of such responsibilities. As the second step, on December 31, 2014, we expect to terminate our property management agreements, hire the remaining Property Manager employees and acquire the assets necessary to conduct the remaining functions performed by the Property Managers. As a consequence, beginning January 1, 2015, we expect to become fully self-managed. We will not pay an internalization fee or self-management fee in connection with the Self-Management Transactions. The Self-Management Transactions immediately eliminated the management and advisory fees paid to the Business Manager and at the end of 2014, we expect to eliminate the fees paid to the Property Managers and terminate the property management agreements. In order to help ensure a successful transition to self-management, we secured the consulting services of Inland Group affiliates for a term of three months at $200,000 per month, which term was not extended by the Company. In addition, we have retained affiliates of the Business Manager to provide human resources, property tax administration and other back-office services that were provided to us through the Business Manager prior to the termination of our business management agreement. The terms of these service agreements remain the same in all material respects and are generally terminable without penalty by either party upon 60 days’ notice.

Pursuant to the terms of the now terminated business management agreement, after our stockholders received a non-cumulative, non-compounded return of 5.0% per annum on their “invested capital,” we paid the Business Manager an annual business management fee of up to 1% of the “average invested assets,” payable quarterly in an amount up to 0.25% of the average invested assets as of the last day of the immediately preceding quarter. For these purposes, “average invested assets” meant, for any period, the average of the aggregate book value of our assets, including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets, including amounts invested in REITs and other real estate operating companies, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. We paid this fee for services provided or arranged by the Business Manager, such as managing our day-to-day business operations, arranging for the ancillary services provided by other affiliates and overseeing these services, administering our bookkeeping and accounting functions, consulting with our board, overseeing our real estate assets and providing other services as our board deems appropriate. Pursuant to the letter agreement dated May 4, 2012, the business management fee was reduced in each particular quarter for investigation costs (excluding legal fees) incurred in conjunction with a non-public, formal, fact-finding investigation by the SEC to determine whether there have been violations of certain provisions of the federal securities laws regarding the business management fees, property management fees, transactions with affiliates, timing and amount of distributions paid to investors, determination of property impairments, and any decision regarding whether the Company might become a self-administered REIT. The Company has not been accused of any wrongdoing by the SEC. The Company also has been informed by the SEC that the existence of this investigation does not mean that the SEC has concluded that anyone has broken the law or that the SEC has a negative opinion of any person, entity or security. For the year ended December 31, 2013, the Company incurred $2.04 million of investigation costs, and paid the Business Manager business management fees equal to approximately $37.96 million for the year ended December 31, 2013, or approximately 0.37% of our “average invested assets” on an annual basis for that year. For the six months ended June 30, 2014, the Company incurred $0.7 million of investigation costs and paid the Business Manager business management fees equal to approximately $2.6 million.

Since January 1, 2013, we paid Inland Investment Advisors, Inc., another affiliate of the Business Manager, an annual fee, paid on a monthly basis, totaling 1% of the first $1 to $5 million of marketable securities under management, 0.85% of marketable securities from $5 to $10 million, 0.75% of marketable securities from $10 to $25 million, 0.65% of marketable securities from $25 to $50 million, 0.60% of marketable securities from $50 to $100 million and 0.50% of marketable securities above $100 million. For the year ended December 31, 2013, we paid fees to Inland Investment Advisors in an amount equal to approximately $1.67 million and $0.7 million for the six months ended June 30, 2014.

Since January 1, 2013, we also reimbursed the Business Manager and its affiliates for all expenses that it, or any affiliate, paid or incurred on our behalf, including the salaries and benefits of persons employed by the Business Manager or its affiliates and performing services for us, except for the salaries and benefits of persons who also serve as one of our executive officers or as an executive officer of the Business Manager. For the purposes of reimbursement, our corporate secretary is not considered an “executive officer.” For the year ended December 31, 2013, we incurred approximately $15.7 million of these costs. For the six months ended June 30, 2014, we incurred approximately $4.9 million of these costs.

We pay the Property Managers, the sole member of each of which is Inland American Holdco Management LLC (“HOLDCO”) which has three corporate members (owners) that are controlled by the principals of Inland Group, but which are also owned by a number of other individuals, a monthly fee up to a certain percentage of gross operating income. For the year ended December 31, 2013, we paid the Property Managers monthly management fees by property type. These fees are as follows: (i) for any bank branch facility (office or retail), 2.50%

of the gross income generated by the property; (ii) for any multi-tenant industrial property, 4.00% of the gross income generated by the property; (iii) for any multi-family property, 3.75% of the gross income generated by the property; (iv) for any multi-tenant office property, 3.75% of the gross income generated by the property; (v) for any multi-tenant retail property, 4.50% of the gross income generated by the property; (vi) for any single-tenant industrial property, 2.25% of the gross income generated by the property; (vii) for any single-tenant office property, 2.90% of the gross income generated by the property; and (viii) for any single-tenant retail property, 2.90% of the gross income generated by the property.

Pursuant to the Self-Management transactions, select Property Management fees charged to the Company were reduced effective January 1, 2014 to reflect, among other things, the hiring of the Property Manager employees and the services that were no longer being performed by the Property Managers. The Amended Property Management Agreements reduced the property management fees charged in respect of most of the Company’s multi-tenant retail properties from 4.50% of gross income generated by the applicable property to 3.50% for the first six months of 2014 and to 3.25% for the last six months of 2014, and reduced fees charged in respect of the Company’s multi-tenant office properties from 3.75% of gross income generated by the applicable property to 3.50% for the first six months of 2014 and to 3.25% for the last six months of 2014. The Company also agreed to assume responsibility for the compensation-related expenses of the Property Manager employees hired by the Company effective March 1, 2014.

We did not pay the Property Managers a management fee with respect to our lodging properties. Further, as is customary in the industry, we reimbursed each Property Managers, its affiliates and agents for property-level expenses that it or they paid, such as salaries and benefit expenses for on-site employees and other miscellaneous expenses. For the year ended December 31, 2013, we paid the Property Managers management aggregate fees of approximately $21.8 million. For the six months ended June 30, 2014, we paid the Property Managers management fees of approximately $6.7 million. For the year ended December 31, 2013, we reimbursed the Property Managers approximately $11.0 million related to property level payroll expenses. For the six months ended June 30, 2014, we reimbursed the Property Managers approximately $3.3 million related to property level payroll expenses.

Since January 1, 2013, we paid a related party of the Business Manager 0.2% of the principal amount of each loan placed on our behalf by the affiliate. These costs are capitalized as loan fees and amortized over the respective loan term. We paid $0.52 million for the year ended December 31, 2013 and $0.2 million for the six months ended June 30, 2014. We did not pay loan servicing fees for the year ended December 31, 2013 or the six months ended June 30, 2014

As of December 31, 2013 and June 30, 2014, we had deposited approximately $0.38 and $0.38 million, respectively, in Inland Bank and Trust, a subsidiary of Inland Bancorp, Inc., an affiliate of The Inland Real Estate Group, Inc., which is owned by The Inland Group, Inc.

In 2013, Blue Mink Advisor LLC, an entity owned by Barry A.N. Bloom, Ph.D., the Executive Vice President and Chief Operating Officer of Xenia Group, and his wife, received $113,600 in consulting fees and $8,892.47 in reimbursement of travel-related expenses from Inland American Lodging Advisor, Inc., an affiliate of The Inland Real Estate Group of

Companies, Inc., in connection with consulting services provided to Inland American Lodging Advisor, Inc. and Xenia by Mr. Bloom relating to investment, asset and project management of the prior combined portfolio. Mr. Bloom provided these services between May 1, 2013 and June 30, 2013, prior to the time that Mr. Bloom became an officer of Xenia and employee and officer of Inland American Lodging Advisor, Inc.

We are party to an agreement with a limited liability company formed as an insurance association captive, which is wholly owned by us and three related parties, Inland Real Estate Corporation (“IRC”), Inland Diversified Real Estate Trust, Inc., Inland Real Estate Income Trust, Inc., and an unrelated third party, Retail Properties of America. We paid insurance premiums of $12.4 million for the year ended December 31, 2013 and $6.4 million for the six months ended June  30, 2014.

Policies and Procedures with Respect to Related Party Transactions

Our board, acting in accordance with the standard of care imposed on each director by the Maryland General Corporation Law, may approve a transaction with a related party if the board believes that the transaction would be in the best interest of the Company. Our board reviews all of these transactions and, as a general rule, any related party transactions must be approved by a majority of the directors, including a majority of the directors not interested in the transaction. All transactions described under the caption “Certain Relationships and Related Party Transactions” are subject to board approval, including a majority of the independent directors not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, these directors considered whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties. We believe that our general policies and procedures regarding past related party transactions are evidenced by the disclosures in our prior proxy statements under the caption “Certain Relationships and Related Party Transactions.”

Our code of ethics highlights that personal conflicts of interest exist any time employees or directors face a choice between their personal interests (financial or otherwise) and the interests of the Company. Our code of ethics expressly acknowledges that conflicts of interest may call into question the integrity of the Company and provides that no employee or director should subordinate service to the Company for personal gain or advantage. The code notes that all employees and directors must be accountable for acting in the Company’s best interest. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s immediate family or household works for an entity which is itself in direct competition with the Company) is instructed to notify his or her supervisor or the Company’s general counsel. The code also provides that any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Company’s general counsel. The code establishes that conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute “soliciting material” and should not be deemed “filed” with the SEC or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The management of Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”) is responsible for the financial reporting process, preparing consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), designing and implementing a system of internal controls and procedures designed to ensure compliance with GAAP and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our year-end financial statements. The audit committee is responsible for monitoring and reviewing these procedures and processes. The audit committee is comprised of four independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter. The board has determined that Mr. Glavin qualifies as an “audit committee financial expert” as defined by the SEC. The members of the audit committee are not professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to our financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm that the financial statements have been prepared in conformity with GAAP.

During the year ended December 31, 2013, the audit committee met 12 times. At these meetings, the members of the audit committee met with representatives of the members of the Company’s management and with the Company’s independent registered public accounting firm, KPMG LLP, and third-party internal audit firm. The committee discussed numerous items at these meetings including KPMG’s responsibilities to the Company and its audit plan for the year ended December 31, 2013.

The audit committee also has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013 with the Company’s management. During the year ended December 31, 2013, management reviewed significant accounting and disclosure items with the committee and advised it that the financial statements reviewed had been prepared in accordance with GAAP and performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee obtained a formal written statement from KPMG, describing all relationships between KPMG and the Company that might bear on KPMG’s independence. In addition the audit committee discussed any relationships that may have an impact on KPMG’s objectivity and independence and reviewed audit and non-audit fees paid to KPMG and the written disclosures and letter from KPMG to the committee, as required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has concluded that KPMG is independent from the Company.

Based on the above-mentioned review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

The Audit Committee

J. Michael Borden

Thomas F. Glavin

Thomas F. Meagher

Paula Saban

PROPOSAL NO. 2 – RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are asking our stockholders to ratify the selection. Further, even if you do not approve the selection of KPMG, we will not replace them for this year due to the added expense and delay that would result from replacing them and selecting a new firm. Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

Representatives of KPMG will attend the annual meeting. These representatives will have an opportunity to make statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Abstentions will not be counted as votes cast; however, a properly executed proxy card marked “abstain” will be counted for purposes of establishing a quorum. If you return a proxy card but do not indicate how your shares should be voted, they will be voted “for” the appointment of KPMG.

RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our independent registered public accounting firm, KPMG, for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, together with fees for audit-related services and tax services rendered by KPMG for the years ended December 31, 2013 and 2012, respectively.

Description	Year ended December 31,
	2013	2012
Audit fees(1)	$2,466,805	$1,638,845
Audit-related fees	—	—
Tax fees(2)	$748,300	$514,774
All other fees	—	—
TOTAL	$3,215,105	$2,153,619

(1)

Audit fees consist principally of fees paid for the audit of our annual consolidated financial statements, review of our consolidated financial statements included in our quarterly reports and reimbursement of out-of-pocket legal expenses associated with the ongoing SEC investigation as described above under Executive Compensation – Certain Relationships and Related Party Transactions.

(2)	Tax fees are comprised of tax compliance fees.

Approval of Services and Fees

Our audit committee has reviewed and approved all of the fees charged by KPMG for the years ended December 31, 2013 and 2012, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2013 and 2012, respectively, were consistent with maintaining KPMG’s independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, the Company will not engage its primary independent registered public accounting firm for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

Under the policy, the audit committee must pre-approve any engagements to render services provided by the Company’s independent registered public accounting firm and the fees charged for these services including an annual review of audit fees, audit-related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the audit committee will periodically monitor the levels of fees charged by KPMG and compare these fees to the amounts previously approved. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval.

Representatives of KPMG will attend the annual meeting.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2014 Annual Meeting

We have not received any stockholder proposals for inclusion in this year’s proxy statement. Stockholders may nominate director candidates and make proposals to be considered at our annual meeting to be held in 2015.

Nominations of Director Candidates for the 2015 Annual Meeting

Nominations of director candidates for election at next year’s annual meeting will be made by our full board of directors. With respect to candidates nominated by stockholders, nominations must be submitted in accordance with the procedures specified in Section 9 of Article II of our bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2015, a stockholder must provide written notice of a candidate recommendation not earlier than the close of business on May 19, 2015 and not later than the close of business on June 18, 2015, to our corporate secretary, c/o Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523. Nominations of director candidates by stockholders must also comply with the other procedures specified in Article II, Section 9 of our bylaws. A copy of our bylaws may be obtained by written request to our corporate secretary at the same address.

Other Stockholder Proposals for the 2015 Annual Meeting

Stockholders intending to present any other proposal for action by the stockholders at an annual meeting are subject to the same notice provisions under our bylaws as discussed above. Accordingly, for our annual meeting to be held in 2015, a stockholder must provide written notice of a proposal not earlier than the close of business on May 19, 2015 and not later than the close of business on June 18, 2015.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or affect a stockholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2015, stockholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than June 18, 2015.

Each of these stockholder proposals should be submitted in writing and addressed to our general counsel and secretary, c/o Inland American Real Estate Trust, Inc., 2809 Butterfield Road, Oak Brook, Illinois 60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF

PROXIES WILL SAVE US THE EXPENSE OF

FURTHER REQUESTS FOR PROXIES. PLEASE

PROMPTLY MARK, SIGN, DATE AND RETURN THE

ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

INLAND AMERICAN REAL ESTATE TRUST, INC.

2809 BUTTERFIELD ROAD

OAK BROOK, IL 60523

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 14, 2014. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 14, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79083-P56763	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INLAND AMERICAN REAL ESTATE TRUST, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐

	Nominees:

	01)	Robert D. Parks	05)	Thomas F. Meagher
	02)	J. Michael Borden	06)	Paula Saban
	03)	Thomas F. Glavin	07)	William J. Wierzbicki
	04)	Brenda G. Gujral

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.								☐	☐	☐

NOTE: Proxies will have authority to act on your behalf with respect to any other business that may be properly presented at the annual meeting including any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M79084-P56763

INLAND AMERICAN REAL ESTATE TRUST, INC.

Annual Meeting of Stockholders

December 15, 2014 1:00 p.m. central time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Thomas P. McGuinness and Scott W. Wilton, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent the undersigned with all powers possessed by the undersigned as if personally present at the meeting with respect to any and all matters that come before the meeting and to vote, as designated on the reverse side of this ballot with respect to the matters shown on the reverse side of this ballot, and in their discretion with respect to any other matters that may properly come before the meeting or any postponements or adjournments thereof, all of the shares of common stock of INLAND AMERICAN REAL ESTATE TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., central time on December 15, 2014, at The Westin Lombard Yorktown Center, 70 Yorktown Shopping Center, Lombard, Illinois 60148, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side